Exhibit 99.1

HGS	HUMAN GRNOME SCIENCES, INC. 14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES APPOINTS DAVID P. SOUTHWELL TO ITS BOARD
OF DIRECTORS
ROCKVILLE, Maryland – July 24, 2008 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced that David P. Southwell has been appointed to the HGS Board of Directors. He will also serve as a member of the Company’s Audit Committee. Until recently, Mr. Southwell was at Sepracor, Inc., a research-based pharmaceutical company, where he served as Executive Vice President and Chief Financial Officer, and also had responsibility for Corporate Planning, Development and Licensing.
“David Southwell brings more than twenty years of experience and significant accomplishment to HGS in financial strategy, planning and business development,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “We look forward to benefiting from David’s experience and insight as we continue our transformation into a fully commercial biopharmaceutical company. We are pleased to welcome him to our Board.”
During his fourteen-year tenure at Sepracor, Mr. Southwell advanced through a series of senior management positions with increasing responsibility in finance, corporate planning, development and licensing. He was responsible for raising approximately $3 billion through public equity offerings and private placements of convertible debt securities. Prior to joining Sepracor, Mr. Southwell was Vice President, Investment Banking Division, at Lehman Brothers in New York.
Mr. Southwell graduated from Rice University, and received his M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Southwell serves as Chairman of the Board of Directors for BioSphere Medical, Inc. and is a member of the Board of Directors of PTC Therapeutics, Inc. He is also Chairman of the Tuck School of Business MBA Advisory Board and a member of the Tuck School of Business “Investing for Excellence” Capital Campaign Steering Committee.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® (albinterferon alfa-2b) for hepatitis C and LymphoStat-B® (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax™ (raxibacumab) is in late-stage development for the treatment of inhalation anthrax, and the Company is on track to begin the delivery in fall 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. HGS also has three drugs in clinical development for the treatment of cancer, including two TRAIL receptor antibodies and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to three products in the GSK clinical development pipeline.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com. This e-mail address is being protected from spam bots, you need JavaScript enabled to view it or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses, and we will not receive any of the expected revenues relative to ABthrax. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.